AMENDMENT

         AMENDMENT made as of June 25, 2001 to that certain Custody Agreement dated as of February 25, 1985 between First Investors Fund for Income, Inc. (the "Fund") and the Irving Trust Company and the Supplement thereto regarding The Bank of New York ("BNY") as successor-in-interest to the Irving Trust Company (such Custody Agreement including the Supplement thereto hereinafter referred to as the "Custody Agreement").



                                   WITNESSETH:

         WHEREAS, Rule 17f-7 under the Investment Company Act of 1940, as amended (the "Rule"), was adopted on June 12, 2000 by the Securities and Exchange Commission;

         WHEREAS, the Fund and Custodian desire to amend the Custody Agreement to conform to the Rule;

         NOW, THEREFORE, the Fund and Custodian hereby agree as follows:

         A. The  following  new  Article  XXI is  hereby  added  to the  Custody
Agreement:



                              FOREIGN DEPOSITORIES

         1. As used in this Article, the term "Foreign Depository" shall mean each Eligible Securities Depository as defined in Rule 17f-7 under the Investment Company Act of 1940, as amended, identified to the Fund from time to time, and their respective successors and nominees of the foregoing.

         2. Notwithstanding any other provision in this Agreement, the Fund hereby represents and warrants, which representations and warranties shall be continuing and shall be deemed to be reaffirmed upon any delivery of a Certificate or any giving of Oral Instructions, Instructions, or Written Instructions, as the case may be, that the Fund or its investment adviser has determined that the custody arrangements of each Foreign Depository provide reasonable safeguards against the custody risks associated with maintaining assets with such Foreign Depository within the meaning of Rule 17f-7 under the Investment Company Act of 1940, as amended.

         3. With respect to each Foreign Depository, Custodian shall exercise reasonable care, prudence, and diligence (i) to provide the Fund or its investment adviser with an analysis of the custody risks associated with maintaining assets with the Foreign Depository, and (ii) to monitor such custody risks on a continuing basis and promptly notify the Fund or its investment adviser (or any investment sub-adviser) of any material change in such risks. Consistent with such reasonable care, prudence and diligence, the Fund acknowledges and agrees that such analysis and monitoring shall be made on the basis of, and limited by, information gathered from Subcustodians, Foreign Depositories, trade associations of which Custodian is a member from time to time, or through publicly available information (including published ratings and industry surveys) otherwise obtained by Custodian, and shall not include any evaluation of Country Risks. Custodian will endeavor to include in its analysis and monitoring, among other things, a Foreign Depository's expertise and market reputation, the quality of its services, its financial strength, any insurance or indemnification arrangements, the extent and quality of regulation and independent examination of the depository, its standing in published ratings, its internal controls and other procedures for safeguarding investments, and any related legal protections. In the event that the Fund reasonably believes that there is a discrepancy between Custodian's performance of its obligations in (i) or (ii) and the requirements of paragraphs (a)(1)(i)(A) or (B) of the Rule, respectively, and provides a detailed notification to Custodian, Custodian shall reasonably cooperate with the Fund and endeavor to resolve any such discrepancy. As used herein the term "Country Risks" shall mean with respect to any Foreign
Depository: (a) the financial infrastructure of the country in which it is organized, but not of any Foreign Depository to the extent covered by an analysis described in clause (i) of this Section, (b) such country's prevailing custody and settlement practices, (c) nationalization, expropriation or other governmental actions, (d) such country's regulation of the banking or securities industry, (e) currency controls, restrictions, devaluations or fluctuations, and
(f) market conditions which affect the orderly execution of securities transactions or affect the value of securities.

         The following provision is hereby added to the Custody Agreement as a new Section: "In the event the Custodian does not have, or ceases to have, for any reason an agreement with an Eligible Foreign Custodian in a market in which the Fund invests, the Custodian shall promptly notify the Fund and consult with the Fund with respect to the custody of any such investments in such market."

         B. Each party represents to the other that this Amendment has been duly executed.

         C. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts, shall, together, constitute only one amendment.





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

         IN WITNESS WHEREOF, the Fund and Custodian have caused this Amendment to be executed by their respective officers, thereunto duly authorized, as of the day and year first above written.

                                FIRST INVESTORS FUND FOR INCOME, INC.



                                By: /s/ Larry R. Lavoie
                                    ------------------------------------

                                Title: Assistant Secretary and General Counsel

                                Tax Identification No:



                                THE BANK OF NEW YORK

                                By: /s/ Ira R. Rosner
                                    ------------------------------------

                                Title: IRA R. ROSNER
                                       VICE PRESIDENT














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